As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-242416

Registration No. 333-213505

Registration No. 333-208545

Registration No. 333-196118

Registration No. 333-194426

Registration No. 333-173802

Registration No. 333-172230

Registration No. 333-158541

Registration No. 333-141383

Registration No. 333-136408

Registration No. 333-127299

Registration No. 333-116602

Registration No. 333-106276

Registration No. 333-96623

Registration No. 333-65964

Registration No. 333-48726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO :

FORM S-8 REGISTRATION No. 333-242416

FORM S-8 REGISTRATION No. 333-213505

FORM S-8 REGISTRATION No. 333-208545

FORM S-8 REGISTRATION No. 333-196118

FORM S-8 REGISTRATION No. 333-194426

FORM S-8 REGISTRATION No. 333-173802

FORM S-8 REGISTRATION No. 333-172230

FORM S-8 REGISTRATION No. 333-158541

FORM S-8 REGISTRATION No. 333-141383

FORM S-8 REGISTRATION No. 333-136408

FORM S-8 REGISTRATION No. 333-127299

FORM S-8 REGISTRATION No. 333-116602

FORM S-8 REGISTRATION No. 333-106276

FORM S-8 REGISTRATION No. 333-96623

FORM S-8 REGISTRATION No. 333-65964

FORM S-8 REGISTRATION No. 333-48726

Under

THE SECURITIES ACT OF 1933

SUPPORT.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3282005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1521 Concord Pike (US 202), Suite 301 Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

Support.com, Inc. Third Amended and Restated 2010 Equity and Performance Incentive Plan

Support.com, Inc. Amended and Restated 2011 Employee Stock Purchase Plan

Support.com, Inc. 2014 Inducement Award Plan

Support.com, Inc. 2000 Omnibus Equity Incentive Plan (formerly known as the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan)

Support.com, Inc. 2000 Employee Stock Purchase Plan

Support.com, Inc. Amended and Restated 1998 Stock Option Plan (formerly known as the SupportSoft, Inc. Amended and Restated 1998 Stock Option Plan)

(Full title of the plans)

Lance Rosenzweig

Chief Executive Officer

Support.com, Inc.

777 S. Figueroa Street, Suite 4600

DPT# 2009

Los Angeles, CA 90017

(650) 556-9440

(Name, address and telephone number of agent for service)

Copy to:

James J. Masetti, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to an Agreement and Plan of Merger, dated as of March 19, 2021 (the “Agreement”), among Support.com, Inc., a Delaware corporation (the “Registrant”), Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), and GGH Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Company (“Merger Sub”), on September 14, 2021, Merger Sub was merged with and into Registrant, with Registrant surviving the merger as a wholly owned subsidiary of the Company. As a result of the merger, the Registrant’s equity securities ceased to be publicly traded.

The Registrant previously registered shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), issuable or issued under certain employee benefit and equity plans and agreements under the below referenced Registration Statements on Form S-8 (the “Registration Statements”). As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of Common Stock pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all Common Stock that remains unsold as of the date hereof registered pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-242416	08/07/2020	Support.com, Inc. Third Amended and Restated 2010 Equity and Performance Incentive Plan and Support.com, Inc. Amended and Restated 2011 Employee Stock Purchase Plan	3,000,000
333-213505	09/02/2016	Support.com, Inc. Second Amended and Restated 2010 Equity and Performance Incentive Plan	1,158,912
333-208545	12/14/2015	Support.com, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan	1,687,112
333-196118	05/20/2014	Support.com, Inc. 2014 Inducement Award Plan	2,000,000
333-194426	03/07/2014	Support.com, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan	4,143,047
333-173802	04/29/2011	Support.com, Inc. 2011 Employee Stock Purchase Plan	1,000,000
333-172230	02/14/2011	Support.com, Inc. 2010 Equity and Performance Incentive Plan	4,989,896
333-158541	04/10/2009	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	4,000,000
333-141383	03/16/2007	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	2,000,000
333-136408	08/08/2006	SupportSoft, Inc. Amended and Restated 1998 Stock Option Plan and SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	2,948,147
333-127299	08/08/2005	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	2,000,000
333-116602	06/17/2004	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	2,000,000
333-106276	06/19/2003	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	1,685,220
333-96623	07/17/2002	SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan	1,668,568
333-65964	07/26/2001	Support.com, Inc. 2000 Omnibus Equity Incentive Plan, and Support.com, Inc. 2000 Employee Stock Purchase Plan	2,652,067
333-48726	10/27/2000	Support.com, Inc. Amended and Restated 1998 Stock Option Plan, Support.com, Inc. 2000 Omnibus Equity Incentive Plan, and Support.com, Inc. 2000 Employee Stock Purchase Plan	8,810,200

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized in Los Angeles, State of California, on the 14th day of September, 2021.

SUPPORT.COM, INC.

By	/s/ Lance Rosenzweig
Lance Rosenzweig Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.